SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2003

                            GREKA Energy Corporation
             (Exact name of registrant as specified in its charter)

Colorado                               0-20760               84-1091986
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                      File Number)          Identification No.)

630 Fifth Avenue, Suite 1501, New York, NY                     10111
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code: (212) 218-4680

Item 5. Other Events.

     Greka Energy Corporation ("Greka" or the "Company") announced that, at a special meeting of the shareholders of the Company held on July 25, 2003, a majority of the shareholders adopted the merger agreement dated as of May 27, 2003 between the Company, Alexi Holdings Limited, and Alexi Corporation and approved the merger of Alexi Corporation with and into Greka. Alexi Corporation is a wholly-owned subsidiary of Alexi Holdings Limited which, for purposes of effecting the merger, was incorporated by Randeep S. Grewal, Greka's Chairman, CEO & President. Under the terms of the merger, Alexi Holdings Limited will acquire all of Greka's outstanding shares not already owned for a price of $6.25 per share payable in cash.

     The $6.25 per share cash consideration represents a 69% premium over the $3.70 closing price for Greka's stock on May 19, 2003, the last full trading day prior to Greka's announcement of Mr. Grewal's indication that he was evaluating a "going private" transaction. CIBC World Markets Corp., the independent financial advisor to the Company's special committee consisting of independent directors, rendered a fairness opinion to the special committee.

     The closing should occur promptly following the satisfaction of all the conditions in the merger agreement. Thereafter, it is expected that the shares of common stock of Greka will be delisted from trading on the NASDAQ and deregistered with the Securities and Exchange Commission.

     The press release announcing the shareholders' approval of the merger is filed as Exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits.
     (a)  The following exhibits are furnished as part of this report:
          Exhibit 99.1 Press Release dated July 28, 2003

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date: July 28, 2003                 GREKA ENERGY CORPORATION

                                    By:  /s/ Randeep S. Grewal
                                       ---------------------------------------
                                       Randeep S. Grewal, Chairman, Chief
                                       Executive Officer and President